Exhibit 10.1
AGREEMENT
THIS AGREEMENT dated November 2, 2010 between TASER International, Inc., a Delaware corporation (“TASER”), William D. Kennedy, an individual (“Kennedy”), WDK Enterprises, LLC, an Arizona limited liability company (“WDK”) and RouteCloud, LLC, an Arizona limited liability company (“RouteCloud”) (the foregoing sometimes collectively referred to as the “Parties” and individually as a “Party”) ; effective as of the Transition Date as defined herein,
WHEREAS, the Joint Venture Agreement dated January 13, 2010 was terminated, and it is the parties’ desire to determine in this Agreement the parties’ ongoing roles, rights, and responsibilities with respect to Protector technology and products.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.	Definitions.
a. Transition Date: August 23, 2010
b. Protector Driving Technology: All hardware, firmware and software for the Protector driving product(s), Protector dashboard technology as well as any other automotive product that incorporates either the Protector brand or any portion of the Protector solution and also including all source and object code, pseudo code, firmware, and hardware technology, plans, drawings, feature matrix, licenses, marketing plans and materials, and all development documentation, including hardware and software documentation.
c. Protector Mobile Technology: All hardware, firmware and software for the Protector mobile Product and dashboard technology as well as any other mobile product that incorporates either the Protector brand or any portion of the Protector solution including all source and object code, pseudo code, firmware, and hardware technology, plans, drawings, feature matrix, licenses, marketing plans and materials, and all development documentation, including hardware and software documentation.
d. Protector Products: The Protector Driving Technology and Protector Mobile Technology.
e. RouteCloud Personnel: The employees and consultants specified in Section 5.
f. Net Gain: Net Gain is defined as the net gain recognized by TASER from the licensing or sale of Protector Distracted Driving Technology and/or Protector Mobile Technology, net of any retained loss from the Protector Products, non-recurring engineering expenses, capitalized Protector costs, and accumulated Protector operating losses to date.

g. Net Sales: Net Sales is defined as the net revenue recognized by TASER from a sale of Protector Products net of discounts, freight and shipping, sales tax, returns, and sales commissions paid by TASER.
2.
Termination of Joint Venture Agreement. TASER provided RouteCloud with written notice on September 29, 2010 of termination of the Joint Venture Agreement executed between the parties dated January 13, 2010 and the Joint Venture Agreement will be considered terminated effective on September 29, 2010 upon the execution of this Agreement.

3.
Operational Responsibility. TASER agrees to assume and be responsible for developing, marketing, selling and supporting the Protector Driving product and, at TASER’s option, the Protector Mobile product, from and after the Transition Date, subject to TASER’s right to discontinue such development, marketing, sales and support at TASER’s sole option at any time for any reason.

4.
Protector Expenses. TASER agrees to reimburse RouteCloud the sum of $75,000 for E.com, Protector and transition expenses incurred by RouteCloud. TASER shall not be liable or responsible for any other Protector expenses incurred by RouteCloud.

TASER also agrees that it has either paid for or will pay for the Protector development payables set forth on Attachment B.

5.
Hiring of RouteCloud Employees and Consultants. TASER agrees to offer employment or a consulting arrangement to the following RouteCloud Personnel, in TASER’s sole discretion, under terms and conditions acceptable to TASER:

a.	Peter Mueller

b.	Gary O’Donnell

c.	C.J. Morton

d.	Chris Deutsch

e.	Cott Lang

f.	Any other RouteCloud employee/consultant as of the Transition Date at TASER’s sole discretion.

TASER shall not owe any recruiting or referral fee for hiring of RouteCloud Personnel. TASER agrees that the primary scope of work for the RouteCloud Personnel, except for Dan Kennedy, shall be to finish the Protector Driving product and, at TASER’s option, the Protector Mobile product. Upon completion of the launch of the Protector Products, TASER may assign RouteCloud Personnel such other work as their primary scope of work as determined by TASER in TASER’s sole discretion.

6.
Dan Kennedy. RouteCloud will make Dan Kennedy available as an independent contractor to perform work to be determined by TASER that is reasonably commensurate with his skills and level of experience, at TASER’s sole discretion at a rate of $180 per hour for a period of six months from the date of this Agreement, subject to the execution of TASER’s standard consulting agreement. RouteCloud agrees to make Dan Kennedy available for up to 20 hours of consulting per week to TASER during this consulting period. The consulting period may be extended by mutual agreement of the parties. One Hundred percent (100%) of the above consulting fees shall be deducted from the royalty pre-payment paid to RouteCloud under section 9. Any intellectual property that Kennedy develops or works on behalf of TASER while retained by TASER will be the sole property of TASER.

RouteCloud / Kennedy will have the right to hire Pete Mueller after a 60 day period of time after the later of either the commercial launch of the Protector Distracted Driving product currently under development, or the Protector Mobile product, provided that TASER elects to develop the Protector Mobile product. For the avoidance of doubt, Pete Mueller may choose whatever employment path he chooses independent of this agreement.
Dan Kennedy will also be listed as the inventor of the Protector Technology on any patents filed by TASER for Protector Technology actually invented by Dan Kennedy. TASER will not dispute any reasonable claim by RouteCloud or Kennedy relating to the development and creation of the original Protector concept and technology. Kennedy agrees to cooperate with TASER on any such patent filing at no cost to TASER and TASER and RouteCloud shall be named as the joint assignee of any such patent with the only consideration being royalties to be paid to Kennedy/RouteCloud under this Agreement. TASER will comply with any reasonable request to evidence this if asked.
7.
Transfer of Equipment. RouteCloud agrees to transfer the equipment and third party software specified in Attachment A to TASER for use in the development and support of Protector Products. TASER agrees to pay RouteCloud the sum of $10,000 within 7 days from the date of execution of this Agreement for such equipment and third party software. TASER will be responsible for any and all actual costs to transfer such items and/or services. All other property, equipment or licenses is to be considered RouteCloud property.

8.	Intellectual Property (“IP”).
a. Joint Ownership of Protector Technology: RouteCloud and TASER each shall own joint and independent right, title and interest, including without limitation all patents, copyrights, trade secrets and all intellectual property rights, to the Protector Driving Technology and Protector Mobile Technology that was in existence as of the Transition Date. Each party shall keep an electronic copy of the source code of the Protector Distracted Driving Technology and Protector Mobile Technology that was in existence as of the Transition Date. RouteCloud Personnel will reasonably support RouteCloud in re-establishing a working environment as it was at the time of the termination of the Joint Venture as established in this agreement.

b. Enhancements:  Any modification, change, update, correction, upgrade, enhancement and development (“Modifications”) made by or for either party to the Protector Driving Technology and Protector Mobile Technology during the term of this Agreement shall be owned by the party making the Modifications. Any Modifications to the Protector Driving Technology and Protector Mobile Technology made by RouteCloud, Kennedy, and WDK shall be exclusively licensed to TASER on a worldwide royalty free basis, except for royalties to be paid under this Agreement, for inclusion, in TASER’s sole discretion, in the Protector Products.
c. TASER Rights: TASER shall have the exclusive worldwide right to use, modify, market, sell, assign, license and sublicense the Protector Driving Technology, or applications having similar features and functions that would be reasonably considered competitive, for all markets and applications and, in addition, shall have the exclusive worldwide right to use, modify, market, sell, assign, license and sublicense the Protector Mobile Technology, or applications having similar features and functions that would be reasonably considered competitive, for guardian phone applications and also for any law enforcement applications subject to payment of Royalties in section 9
TASER shall own all right, title and interest, including all intellectual property rights and modifications made by RouteCloud Personnel, to Evidence.com, for any and all applications and markets. In addition, TASER owns all right, title and interest, including all intellectual property rights and modifications made by RouteCloud Personnel, to the Evidence live technology as demonstrated to the Federal Government.
d. RouteCloud Rights: WDK, RouteCloud and Kennedy shall have the worldwide right to use, modify, market, sell, assign, license and sublicense the Protector Mobile Technology for all applications except for guardian phone applications and except for any law enforcement applications.
9.	Royalties. TASER agrees to pay RouteCloud royalties on the sale of Protector Products as follows:
Licensing, Software Sales and Hardware Sales:

a.	First 12 months after first revenue from Protector Products	7%

b.	Second 12 months after first revenue from Protector Products	6%

c.	Third 12 months after first revenue from Protector Products	5%

d.	Fourth 12 months after first revenue from Protector Products	4%

e.	Fifth 12 months after first revenue from Protector Products	3%

f.	After the fifth 12 month period after first revenue from Protector Products	0%

Royalties shall be computed and paid on the Net Sales received by TASER from the sale of Protector Products and royalty payments to RouteCloud shall be made by TASER within thirty (30) days after the end of each month for sales that occur within that month. Royalties for the D500 hardware will be calculated at 2% for the first 24 months, and then no royalties will be due for the D500 hardware going forward. TASER shall have sole right to determine revenue handling, payments and recognition.
In the event that RouteCloud or Dan Kennedy brings TASER any technology licensing or sale deal that results in the licensing or sale of Protector Distracted Technology and/or Protector Mobile Technology, the above percentages shall be increased by an additional 4%, subject to a maximum percentage cap of 10% and royalties shall be paid on the Net Gain.
Royalty Pre-Payment:
TASER agrees to advance RouteCloud ($180,000) within 3 business days after the date of execution of this Agreement in pre-paid royalties. These royalties will be deducted at a rate of fifty percent (50%) of the royalties due to RouteCloud starting at the second 12 months after revenue from Protector Products and at the rate of one hundred percent (100%) of royalties starting at the third 12 month period after revenue from Protector Products and each 12 month period thereafter.. The above advance shall be deeded an advancement of royalties under Section 9 and shall be deducted from any royalty payments earned by RouteCloud.
During the term of this agreement, and as long as such employee is employed full-time with TASER, RouteCloud agrees to continue that employees participation in the RouteCloud profit-sharing plan. This benefit will be limited to the individuals named in section 5 (a-e).
10.	Confidentiality.
a.
The parties agree to hold each other’s Confidential Information in strict confidence.  “Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other lawful process.

b.
The events surrounding this agreement, the terms of this Agreement, and the very existence of this Agreement itself, shall remain strictly confidential. Each signatory to this Agreement individually covenants not to disclose any of the terms of this Agreement, whether generally or specifically, to any third party, except for disclosures to and as may be required by a party’s accountants, attorneys or insurers, or in SEC disclosures or by order of a court of competent jurisdiction. In addition, both parties agree not to disparage the other.

c.
Non-disclosure and Non-use. Each party receiving Confidential Information shall treat such information as strictly confidential, and shall use the same care to prevent disclosure of such information as such party uses with respect to its own confidential and proprietary information, which shall not be less than the care a reasonable person would use under similar circumstances. In any event, each party receiving Confidential Information shall (a) disclose such Confidential Information to (i) only those authorized employees of such party whose duties justify their need to know such information and who have been clearly informed of their obligation to maintain the confidential and/or proprietary status of such Confidential Information; and (ii) only those third parties required for the performance of the receiving party’s obligations under this Agreement pursuant to a written confidentiality agreement at least as extensive as the confidentiality provisions of this Agreement; and (b) use such Confidential Information only for the purposes set forth in this Agreement.

d.
Certain Exceptions. The receiving party may disclose Confidential Information of the disclosing party to the extent such disclosure is required by law, court order or order of a governmental agency with jurisdiction; provided that the receiving party notifies the disclosing party prior to such disclosure and gives the disclosing party a reasonable opportunity to seek a protective order or to contest such requirement.

e.
Survival. Notwithstanding termination or expiration of this Agreement, the parties acknowledge and agree that their obligations of confidentiality with respect to Confidential Information shall continue in effect for a total period of five (5) years from the termination of this Agreement.

11.
Non-Competition Covenant. RouteCloud, Kennedy and WDK agree that, during the term of this Agreement and for the ten-year period following the termination of this Agreement or for as long as TASER is in the business of selling, licensing or servicing Protector Driving Technology or Products and/or Protector Mobile Technology or Products, whichever is shorter, they will not compete, either directly or indirectly, with the Protector Driving Technology and resulting products for all markets and applications and, in addition, the Protector Mobile Technology for guardian phone applications and also for any law enforcement applications. In the event that this Non-Competition Covenant expires and RouteCloud, Kennedy and WDK use Protector Driving Technology for any market or application or Protector Mobile Technology for guardian phone applications or for any law enforcement application, RouteCloud, Kennedy and WDK agree to pay TASER royalties in the amount of 7% of the Net Sales or Net Gain from the sale or license of such technology or products.

12.	Miscellaneous
a.
Survival. Section 2 (Termination of Joint Venture Agreement), Section 8 (Intellectual Property), Section 10 (Confidentiality), Section 11 (Non-Competition Covenant) and this Section 12 (Miscellaneous) shall survive the termination or expiration of this Agreement.

b.
Force Majeure. No party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such party’s reasonable control and that such party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected party(ies) will give prompt written notice to the other party(ies) and will use commercially reasonable efforts to minimize the impact of the event.

c.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, USA applicable to contracts made and to be performed wholly therein.

d.
Severability. If any provision of this agreement shall be unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from this agreement and shall not affect the validity and enforceability of any remaining provisions

SIGNED:

TASER International, Inc.

By:	/s/ Tom Smith

Tom Smith, Chairman

WDK Enterprises, LLC

By	/s/ Dan Kennedy

Dan Kennedy, Member

RouteCloud LLC

By	/s/ Dan Kennedy

Dan Kennedy, Manager

/s/ Dan Kennedy

Dan Kennedy, personally

Attachment A
List of Protector Equipment and Third Party Software Transferred to TASER
Blackberry 9700 BOLD, Blackberry Pearl Flip 8220 — Red
Gary-JDE API Keys
Phone — GSM/GPRS/BT/GPS terminal with SD card reader and Bluetooth option
Phone dongle
Nexus One phone
Windows Mobile Pro (touch screen)
Sunfire X2200 M2 2X2.6GHz Dual Core 8GB 250 GB
Pete-Easy Bluetooth Module, SparkFun WRL-08461 Bluetooth DIP Module
Phone

Apple iMac 21”, 3.06 GHz, Intel Core 2 Duo, 4GB RAM	WQ9486KL5PC

3x Dell Refurbished 23” High Resolution Monitors	CNOU783F64180955
CNOU783F641808AT
CNOU783F641808AT07US

Dell Studio XPS 16 Laptop	26961905665

Dell Studio XPS Desktop	8735680837

Intel 80GB Solid State Drive	N/A

Dell M6400 Laptop	FP2LKK1
HTC TouchPro II Windows Mobile phone	HT98DLR00215

Blackberry Pearl Flip phone	RBY41GW
Apple iPad	AK022121ETV

4x power strips. ( $15 x 4 = $60)	N/A

2x SuperMicro 1U Rack-mount units — X7SBi-LN4	C51200925K30450
MotherBoard Intel E5000-series CPU	C51200924K30498

Motorola Droid phone (P02)
Samsung Omnia II Windows Mobile phone (P05)
LG Rumor 2 smartphone (P08)
Spracht BlueTooth Speakerphone

Attachment B
Outstanding Payables for Protector Related Expenses
•	TwinTechs Invoices

•	David McDonald Invoices

•	Paul Geisler Invoices

•	Vince Martinez Invoices

•	Syniverse Invoices

•	ODesk Invoices